UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2017 (March 3, 2017)

Resolute Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34464	27-0659371
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1700 Lincoln Street, Suite 2800, Denver, CO

(Address of principal executive offices)

80203

(Zip Code)

Registrant’s telephone number, including area code:  303-534-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement.

Delaware Basin Acquisition Purchase and Sale Agreement

On March 3, 2017, Resolute Natural Resources Southwest, LLC (“Buyer”), a wholly-owned subsidiary of Resolute Energy Corporation (the “Company”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with undisclosed private sellers (“Sellers”) pursuant to which Buyer agreed to acquire certain producing and undeveloped oil and gas properties in the Delaware Basin in Reeves County, Texas (the “Delaware Basin Acquisition”).

Consideration for the acquisition will be $160 million in cash, subject to customary purchase price adjustments.  The closing of the acquisition is expected to occur on or about May 15, 2017 and is subject to the satisfaction or waiver of certain customary conditions, including the material accuracy of the representations and warranties of Buyer and Sellers, and performance of covenants.  The Delaware Basin Acquisition has an effective date of May 1, 2017.  The Purchase Agreement contains terms and conditions customary to transactions of this type.  Subject to the right of Buyer to be indemnified for certain liabilities for a limited period of time and for breaches of representations, warranties and covenants, Buyer will assume substantially all liabilities associated with the acquired properties.  The Purchase Agreement also contains certain customary termination rights for each of Buyer and Sellers.

The properties to be acquired include approximately 4,600 net acres in Reeves County, Texas, consisting of 2,187 net acres contiguous to the Company’s existing operating area in Reeves County and 2,405 net acres in southern Reeves County.  In addition, the Company will acquire interests in (i) two operated 4,500 foot lateral horizontal Wolfcamp wells that currently produce approximately 800 net Boe per day, (ii) six operated drilled but uncompleted Wolfcamp wells, four of which have lateral lengths of approximately 4,500 feet and two with approximately 7,500 foot laterals; and (iii) one non-operated 10,000 foot lateral Wolfcamp A well that is currently drilling.

Commitment Letter

The Company is evaluating the optimal financing for the Delaware Basin Acquisition, and anticipates that the ultimate financing may have components of long-term debt and equity.  In the interim, however, the Company entered into a commitment letter on March 3, 2017 for a $100 million unsecured bridge financing facility with BMO Capital Markets (the “Commitment Letter”).  The Commitment Letter provides the Company with the ability to borrow up to $100 million, subject to satisfaction or waiver of customary conditions to closing, for the consummation of the Delaware Basin Acquisition.  In the event that the Bridge Commitment is not drawn in connection with the Delaware Basin Acquisition, then the obligations of the parties under the Commitment Letter terminate.  Together with borrowing availability under the Company’s revolving credit facility, the bridge facility allows the Company to close the acquisition without an immediate long-term debt or equity issuance.  A copy of the Commitment Letter is attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On March 3, 2017, the Company issued a press release announcing the execution of the Purchase Agreement and the Commitment Letter and posted an investor presentation on its website (www.resoluteenergy.com). A copy of the press release is furnished as Exhibit 99.1 hereto.

The information in this Item 7.01, including Exhibit 99.1 to this Current Report on Form 8-K, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Commitment Letter between Resolute Energy Corporation and BMO Capital Markets dated March 3, 2017.
99.1	Resolute Energy Corporation Press Release Regarding Delaware Basin Acquisition, dated March 3, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2017	RESOLUTE ENERGY CORPORATION

	By:	/s/ James M. Piccone
James M. Piccone
President

EXHIBIT INDEX

Exhibit No.	Description
10.1	Commitment Letter between Resolute Energy Corporation and BMO Capital Markets dated March 3, 2017.
99.1	Resolute Energy Corporation Press Release Regarding Delaware Basin Acquisition, dated March 3, 2017.